KIBUSH CAPITAL CORPORATION
STATEMENT OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS OF
SERIES B PREFERRED STOCK

Pursuant to NRS 78.1955

The undersigned, Chief Executive Officer and President of Kibush Capital Corporation, a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on November 17, 2016:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the second amended and restated Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock $.001 par value per share, of the Corporation, in such Series B with such rights, preferences, privileges, qualifications, and restrictions thereof as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series; and

NOW, THEREFORE, BE IT RESOLVED:

1.       Designation and Authorized Shares. The Corporation shall be authorized to issue five million (5,000,000) shares of Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”).

2.       Voting. Except as otherwise expressly required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to one hundred (100) votes for each share of Series B Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series B Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

3.       Liquidation.

3.1       Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series B Preferred Stock shall be entitled to receive a preferential amount of cash equal to one dollar ($1.00) for each share thereof, out of assets of the Corporation legally available therefor. All preferential amounts to be paid to the holders of Series B Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Corporation’s Common Stock. If any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series B Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series B Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

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3.2 Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall, upon receipt of such determination of fair market value, give prompt written notice of the determination to each holder of shares of Series B Preferred Stock.

4.       Conversion.

4.1       Conversions at Option of Holder. For a period of ten years beginning on the date of issuance, each share of Series B Preferred Stock shall be convertible into five (5) shares of Common Stock (the “Conversion Shares”), at the option of the Holder, at any time from and after the Original Issue Date (as defined below). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

4.2       Anti-Dilution Protection.

(a)       Adjustment for Subdivision or Combination of Common Stock.

(i)       If the Corporation at any time subdivides (by any stock split, stock dividend, re-capitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of shares issuable upon conversion of the Series B Preferred Stock will be proportionately increased.

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(ii)       If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of shares issuable upon conversion of the Series B Preferred Stock will be proportionately reduced.

(b)       Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 4.2), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein,

(c)       Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 4.2) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporations assets to any other person, them as a part of such reorganization, merger, consolidation, or sale provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series B Preferred Stock after reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4 (including the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(d)       Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation to any other corporation, entity, or person, or voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the Corporation shall mail to each holder Series B Preferred at least 30 days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (iii) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) for securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

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(e)       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall issue a whole share.

(f)       Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of the Series B Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United Sates mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(g)       Payment of Taxes. The Corporation will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock.

(h)       No Dilution or Impairment. The corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against dilution or other impairment.

(i)       Reservation of Common Stock. The corporation agrees that the number of shares of Common Stock sufficient to provide for the conversion of the Series B Preferred stock upon the basis herein set forth will at all times that the shares of Series B Preferred Stock are issued and outstanding be reserved for the conversion thereof.

5.       Redemption. At the option of the Corporation, at any time prior to the tenth (10th) anniversary date of the Original Issue Date, the Corporation may redeem the Series B Preferred Stock at a purchase price equal to the Stated Value. The Corporation shall give the holders of the Series B Preferred Stock at least five (5) days prior written notice of its intention to redeem the Series B Preferred Stock. “Original Issue Date” shall mean the dates of issuance of the Series B Preferred Stock.

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6.       Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

7.       Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the unanimous vote or written consent of the holders of the then outstanding shares of the Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 2 herein.

8.       Stated Value. The stated value of the Series B Preferred Stock shall be $0.03 per share (the “Stated Value”).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Powers, Preferences and Rights of Series B Preferred Stock this 17th day of November, 2016.

KIBUSH CAPITAL CORPORATION

By:
Warren Sheppard
President

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of the Series B Preferred Stock)

The undersigned hereby elects to convert the number of shares of the Series B Preferred Stock indicated below, into shares of common stock, $.001 par value per share (the “Common Stock”), of Kibush Capital Corporation, a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

_________________________________

Number of shares of Preferred Stock owned prior to Conversion

_________________________________

Number of shares of Preferred Stock to be Converted

_________________________________

Stated Value of shares of Preferred Stock to be Converted

_________________________________

Number of shares of Common Stock to be Issued

_________________________________

Applicable Set Price

_________________________________

Number of shares of Preferred Stock subsequent to Conversion

_________________________________

[HOLDER]

By:
Name:
Title:

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